NEWS RELEASE

Contact:
Kim Plaskett
Greyhound Lines, Inc.
Phone: 972-789-7202

Sarah Lewensohn
Laidlaw International, Inc
630-848-3120

GREYHOUND LINES, INC. CONTINUES TALKS WITH AMALGAMATED TRANSIT UNION (ATU) NATIONAL LOCAL 1700

DALLAS (Feb. 15, 2007) – Greyhound Lines, Inc., a wholly owned subsidiary of Laidlaw International, Inc. (NYSE: LI), announced that today it is continuing talks with the Amalgamated Transit Union (ATU) National Local 1700 on its collective bargaining agreement. The contract will remain in effect while talks continue.

The ATU represents approximately 3,300 Greyhound employees, including 3,000 drivers and about half of the company’s mechanics.

Greyhound is the largest North American provider of intercity bus transportation, serving more than 2,300 destinations with nearly 13,000 daily departures across the continent. The company also provides Greyhound PackageXpress (GPX), as well as Greyhound Travel Services including: charters, sightseeing and shore services. For fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the Web site: www.laidlaw.com.

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